AGREEMENT NO.: 2006-07234-00-00

ACCT. NO._______________________

UNIVERSITY OF ILLINOIS

SPONSORED RESEARCH AGREEMENT

WITH

SUNGEN ENERGY, INC.

This Agreement is made, effective as of  the date of last signature below (hereafter, “Effective Date”), between The Board of Trustees of the University of Illinois (hereafter  “Illinois”), a body politic and corporate of the State of Illinois, doing business on its Urbana-Champaign campus through the Office of Sponsored Programs and Research Administration, 1901 South First Street, Suite-A, Champaign IL 61820-7406 and Sungen Energy, Inc., a corporation organized and existing under the laws of the State of Nevada, with principal offices at Suite 123, 1628 West 1st Avenue, Vancouver, BC, V6J 1G1 (hereafter  “Company”).

WHEREAS, Illinois and Company desire to enter into this Agreement pertaining to a sponsored research project; and

WHEREAS, such research project is of mutual interest and benefit to Illinois and Company and will further the teaching, research and public service objectives of Illinois in a manner consistent with its status as a public educational institution;

NOW, THEREFORE, in consideration of the premises hereof and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.0

RESEARCH PROJECT

1.1

Statement of Work.  Illinois will, with the funds made available by Company, furnish the personnel, materials, services, facilities, and equipment for the conduct of the work described as “Power NanoWindows” (hereafter “Research Project”, and further described in Exhibit A attached and incorporated herein).  Any change to the Research Project, including the identity of the Principal Investigator(s), as specified in Section 1.2, will be made effective only by written amendment to this Agreement in accordance with Section 11.3.

1.2

Principal Investigator.  The Principal Investigator assigned by Illinois for directing the performance of the Research Project is Dr. Munir Nayfeh.  If, for any reason, the Principal Investigator becomes unavailable, Illinois will notify Company.  If a mutually acceptable successor is not identified, this Agreement may be terminated by either party in accordance with Article 9.0 (Termination).

1.3

Period of Performance.  The period of performance of the Research Project will be from August 23, 2006 to August 22, 2008 (hereafter “Period of Performance”).  Company and Illinois may elect to extend the Period of Performance under the same terms and conditions or such other terms and conditions as may be mutually agreed to by written amendment to this Agreement in accordance with Section 11.3.

2.0

COST OF RESEARCH

2.1

Payment.  Company agrees to pay Illinois the fixed sum of $219,201 (U.S.) for the performance of the Research Project.  The budget will be designed to provide funds to reimburse Illinois’ direct costs and facilities and administrative (indirect) costs of conducting the Research Project.  Facilities and administrative costs will be assessed at the applicable rate(s) in effect for the Period of Performance.  Illinois will endeavor to perform the Research Project within the funding provided by Company; however, Illinois is not obligated to expend any other funds on the Research Project, and Company is not obligated to pay Illinois in excess of the stated amount.  Payments are to be made in accordance with the following schedule:

Payment #

Due Date

      Amount

     1

Upon execution of this Agreement

$2,000

2

1 month after the Effective Date of this Agreement

$27,150.12

3

4 months after the Effective Date of this Agreement

$27,150.12

4

7 months after the Effective Date of this Agreement

$27,150.12

5

10 months after the Effective Date of this Agreement

$27,150.12

6

13 months after the Effective Date of this Agreement

$27,150.13

7

16 months after the Effective Date of this Agreement

$27,150.13

8

19 months after the Effective Date of this Agreement

$27,150.13

9

23 months after the Effective Date of this Agreement

$27,150.13

____________

                                                                       TOTAL

$219,201

2.2

Remittance.  Payments due from Company will reference this Agreement, will be in U.S. currency, will be due and payable on the dates listed above, and will be remitted through one of the following payment options.  Company will provide written notice to

Illinois, to the address specified in Article 10.0 (Notices), if Company requires an invoice from Illinois in order to generate required payments.

OPTION A -- By check:  Payments remitted by check will be payable to the "University of Illinois" and mailed to:

University of Illinois (Payee)

University of Illinois at Urbana-Champaign-Grants & Contracts

P.O. Box 4610

Springfield, IL  62708-4610

U.S.A.

OPTION B -- By ACH (Automated Clearing House):   Payments remitted by ACH will be sent to Illinois’ bank account as specified below:

Financial Institution:

J.P Morgan Chase Bank N.A.

Address:

East Old State Capitol Plaza

P.O. Box 19266

Springfield, Illinois 62794-9266  USA

Nine Digit Routing

Transit Number:

071000013

Depositor Account Title:

The Board of Trustees of the University of

Illinois EDI Receipts and Federal

Depository

Depositor Account Number:

616002911

Type of Account:

Checking

2.3

Fiscal Management.  Illinois will maintain complete and accurate accounting records in accordance with accepted accounting practices for institutions of higher education.  These records will be available for inspection, review and audit at reasonable times by Company, or its duly authorized representative, at Company's expense, for three (3) years following the end of Illinois' fiscal year (July 1 - June 30) in which such costs are incurred.

2.4

Equipment / Supplies.  Title to equipment, supplies and all other items purchased with funds provided by Company will remain with Illinois.

3.0

REPORTS

3.1

Reports.  Illinois, through the Principal Investigator, will furnish technical reports summarizing the work performed under the Research Project and the results thereof according to the following schedule:

Every 30 days or at such other times, to be agreed to by Company and Principal Investigator.

4.0

USE OF NAMES

4.1

Use of Names.  Neither party will use the name of the other in any form of advertising or publicity without the express written permission of the other party.  Public announcements pertaining to the Research Project or other uses of Illinois’ name should be submitted for approval to the Associate Chancellor for Public Affairs, University of Illinois, Third Floor Swanlund Administration Building, 601 East John Street, Champaign, IL 61820; fax (217) 244-7124. Illinois acknowledges that Company is a wholly-owned subsidiary of a corporation having a reporting obligation under the Securities Exchange Act of 1934, as amended, which has or may have certain disclosure and filing obligations under applicable law, including but not limited to the public announcement and disclosure of this Agreement and the filing of the same with the United States Securities and Exchange Commission; it is acknowledged and agreed that such disclosure and filing shall not be deemed a violation of this Agreement.

5.0

CONFIDENTIAL INFORMATION

5.1

Definition.  Illinois and Company agree that, for purposes of the Research Project, it may be necessary for certain personnel of either party who are performing work on the Research Project to have access to information of the other party which is considered to be proprietary and confidential (hereafter, “Confidential Information”).  Prior to Company disclosing its Confidential Information to Illinois personnel, Company will provide written notice to Illinois, in accordance with Article 10.0 (Notices), so that Illinois can implement the terms of Section 5.4.

5.2

Retention.  Unless otherwise expressly authorized by the disclosing party, the recipient of any Confidential Information agrees to retain Confidential Information in confidence for the duration of this Agreement and for a period of one (1) year thereafter, or until it no longer qualifies for such protection as specified at Section 5.3, whichever is shorter.  During such period the recipient will use reasonable efforts to not disclose Confidential Information to any third party, and will not use Confidential Information for any purpose other than as required under this Agreement.

5.3

Identification.  Confidential Information will be marked “confidential” at the time of disclosure by the disclosing party or if disclosed orally or visually and identified as confidential at the time of disclosure, summarized in writing and marked “confidential”

within thirty (30) days after initial disclosure.  Recipient will not have any obligation of confidentiality with respect to any Confidential Information that:

(a)

Was in recipient’s possession on a non-confidential basis prior to receipt from disclosing party; or

(b)

Is in the public domain or is general or public knowledge prior to disclosure, or after disclosure hereunder, enters the public domain or becomes general or public knowledge through no fault of recipient; or

©

Is properly obtained by recipient from a third party not under a confidentiality obligation to disclosing party; or

(d)

Is explicitly approved for release by written authorization of disclosing party; or

(e)

Is or has been developed by recipient independent of recipient’s access to disclosing party’s Confidential Information; or

(f)

Is required by law or court order to be disclosed.  In the event Illinois receives a request under the State of Illinois or U.S. Freedom of Information Acts or in response to any other court or Government order requiring disclosure, Illinois will use reasonable efforts to promptly provide notice to Company.  To the extent permitted by applicable law, Illinois will cooperate with Company to protect any Company Confidential Information.

5.4

Illinois Implementation.  Illinois will implement its confidentiality obligations by using reasonable efforts in requiring the Principal Investigator and those Illinois employees and students identified by the Principal Investigator as needing access to Company’s Confidential Information to acknowledge their understanding and acceptance of the terms of this Agreement as a condition of such access.

6.0

PUBLICATION

6.1

Company Review.  Illinois and its researchers will have the right to publish or otherwise disclose the results of Research Project.  Illinois, through the Principal Investigator, will furnish Company a copy of any proposed manuscript or presentation materials which incorporates information or results from the Research Project at least thirty (30) days prior to any submission for publication or public disclosure.

6.2

Confidential Information.  Company will review the manuscript or presentation materials and if Company believes that the manuscript or presentation materials contains Company’s Confidential Information, Company will notify Illinois in writing within thirty (30) days after Company’s receipt of the manuscript or presentation materials.

Following such notice, such Confidential Information will be deleted from the manuscript or presentation materials.

6.3

Patentable Information.  If Company determines that potentially patentable subject matter is contained in any manuscript or presentation materials, Company will notify Illinois in writing within thirty (30) days after Company’s receipt of the manuscript or presentation materials.  Upon receipt of such notification, Illinois agrees to delay enabling public disclosure of such patentable subject matter for a period not to exceed three (3) months from the date of Company’s receipt of the manuscript or presentation materials in order to file for statutory protection in accordance with Article 7.0 (Rights in Intellectual Property).  Alternatively, Illinois researchers will have the option of revising the manuscript or presentation materials to avoid enabling disclosure of the potentially patentable subject matter before proceeding with publication or public disclosure without further delay.

6.4

Failure to Respond.  Should Company fail to respond within the thirty (30) day review period, Illinois may proceed with publication or public disclosure.

6.5

Resolution of  Publication Issues.  Illinois will consider comments provided by Company and work with Company in good faith to settle all outstanding publication issues, prior to proceeding with the publication or public disclosure.  In the event Illinois disagrees with the comments provided by Company, both parties will endeavor in good faith to resolve any disputes through informal discussion or such other informal means as may be jointly agreed by the parties, but in no event will Illinois’ ability to publish or publicly disclose its own research results or non-confidential information be denied by Company.

6.6

Copies of Publications.  Illinois, through its Principal Investigator, will furnish Company with a copy of any publications resulting from the Research Project.

6.7

Acknowledgment.   As scientifically and professionally appropriate, Illinois and Company agree to acknowledge the contributions of the other party in any resulting publication or public disclosure.

7.0

RIGHTS IN INTELLECTUAL PROPERTY

7.1

Background Intellectual Property

A.

“Background Intellectual Property” (hereafter, “BIP”) means any Illinois property and the legal rights therein that (i) was or is created, developed, or reduced to practice by or under the direction of the Principal Investigator prior to the completion of the Research Project but not funded by Company and (ii) is required by Company to fully exercise its license rights granted in this Agreement in Project Intellectual Property (as defined in Section 7.2).  Ownership and license rights in the subset of BIP specified as Program

Material (as defined in Section 7.8) shall be determined in accordance with Section 7.8.

B.

Any BIP that is reasonably anticipated by the Principal Investigator to be required to perform the Research Project or to practice the results thereof will be specified in Exhibit B, “Specification of Illinois Background Intellectual Property”, attached and incorporated herein.

C.

Illinois grants to Company a non-exclusive, non-transferable, royalty-free license to use any BIP specified in Exhibit B in its internal research programs as required in order to exercise the internal use license to Project Intellectual Property granted under Section 7.5.

D.  To the extent not precluded by prior contractual agreements and to the extent Illinois can legally do so, Illinois grants to the Company the option to acquire a non-exclusive license to reproduce, make, have made, use, import, offer for sale and sell products and practice methods that are identified as BIP.  The terms of such license agreement, including the availability of exclusive license rights for such BIP (to be determined by Illinois), shall be negotiated by the parties in good faith in accordance with Section 7.6.

7.2

Project Intellectual Property.  “Project Intellectual Property” (hereafter, “PIP”) means property and the legal rights therein that either or both parties first create, develop or reduce to practice during the performance of the Research Project, including inventions, discoveries, tangible property, software, materials, mask works, methods, techniques, formulae, data, and processes.  Ownership and license rights in the subset of PIP that is Program Material (as defined in Section 7.8) shall be determined in accordance with Section 7.8.  All other PIP is subject to Sections 7.3 through 7.7.

7.3

Ownership of PIP:

A.

Any PIP created, developed or reduced to practice solely by Illinois personnel will be owned by Illinois (hereafter, “Illinois PIP”).

B.

Any PIP created, developed or reduced to practice solely by Company personnel will be owned by Company.

C.

Any PIP created, developed or reduced to practice jointly by Company personnel and Illinois personnel will be jointly owned by Company and Illinois as determined by applicable U.S. law (hereafter, “Joint PIP”).

D.

A copy of all written disclosures of Illinois PIP or Joint PIP that are submitted by the Principal Investigator to Illinois will be promptly forwarded to Company.  Likewise, Company will promptly forward to Illinois a copy of all disclosures of Joint PIP identified by Company’s personnel.  The party receiving such disclosure agrees to hold it in confidence and will not further disclose or use the invention in ways not previously agreed under this Agreement or in a separate written agreement between the parties.

7.4       Use and License Rights for Joint PIP.  Unless Joint PIP is subject to the terms of an exclusive commercial license agreement pursuant to Section 7.6, either Company or Illinois can freely practice any Joint PIP for any purpose, including licensing to third parties, without consultation with the other owner and without any accountability to the other owner.  In the event that Illinois and Company agree to an exclusive license agreement pursuant to Section 7.6, the terms of such exclusive agreement will take precedence over the license rights specified in this Section 7.4.

7.5

Grant of Limited Royalty-Free License Rights to Company for Illinois PIP.  In consideration of the funding provided for the Research Project, Illinois grants to Company a non-exclusive, non-transferable, royalty-free license to use any Illinois PIP in its own internal research programs.  This license does not include the right for Company to manufacture or sell products that include or use Illinois PIP.

7.6

Option for Commercial License Rights:

A.

Any other rights, other than those stated at Sections 7.1(C), 7.1(D), 7.4 and 7.5, to solely practice and commercialize Joint PIP or to practice and commercialize Illinois PIP or BIP, will be subject to a separate license agreement.

B.

Illinois grants to Company the option to enter into good faith negotiation for a non-exclusive or exclusive commercial license to Illinois PIP, an exclusive commercial license to Joint PIP, and a non-exclusive license to BIP to the extent required to use specific Illinois PIP or Joint PIP.  For Illinois PIP, such option period will begin on Company’s receipt of a written disclosure of Illinois PIP and will extend for a total of six (6) months.  In the case of Joint PIP, such option period will begin from the earlier of either Company’s receipt of Illinois’ written disclosure of Joint PIP or Illinois’ receipt of Company’s written disclosure of Joint PIP and will extend for a total of six (6) months.  Said six (6) month option period for Illinois PIP or Joint PIP may be extended in writing upon mutual agreement of the Parties.  For BIP, such option period will be concurrent with the option period for the associated PIP.

C.   Any commercial license will contain at a minimum the following terms:

(i)

Company’s reimbursement of all Illinois’ remaining out-of-pocket expenditures as of the effective date related to statutory protection for the patent application(s) and patent(s) subject to the license;

(ii)

For a non-exclusive commercial license, Company’s entitlement to deduct up to fifty percent (50%) of Company’s reimbursement to Illinois for Illinois’ expenditures related to statutory protection of the licensed PIP as a credit against Company’s royalty obligations;

(iii)

Payment of reasonable royalties (not to exceed 5%) and fees (not to exceed $100,000); and

(iv)

Reasonable Company due diligence obligations.

7.7

Statutory Protection for PIP.  Company will advise Illinois in writing, no later than sixty (60) days after its receipt of a disclosure of Illinois PIP or Joint PIP, whether it requests Illinois to file and prosecute patent applications at Company’s expense on such Illinois PIP or Joint PIP.   If Company makes no such request, Illinois has no obligation to file for statutory protection.  Illinois will control the preparation and prosecution of all patent applications and maintenance of all patents on Illinois PIP.  For Joint PIP, Company may, with Illinois’ written approval, control the patent application filing, prosecution and maintenance.

A.

When Illinois files for patent protection on either Illinois PIP or Joint PIP at the request of Company, then Company will reimburse Illinois for all documented expenses incurred in connection with the filing and prosecution of such patent application(s) and maintenance of issued patents within thirty (30) days after Company’s receipt of an invoice.  When Illinois files for patent protection on Illinois PIP or Joint PIP on its own volition, Company will not have any responsibility for reimbursement of such patent costs until such time as it executes a license, in accordance with Section 7.6.

B.

If Company exercises any of its commercial license rights in accordance with Section 7.6 of this Agreement when Illinois files for patent protection on either Illinois PIP or Joint PIP or when Company, with the written approval of Illinois, files for patent protection on Joint PIP, the filing party will keep the non-filing party fully and promptly informed regarding the preparation and prosecution of such patent applications, including providing it with copies of all relevant documents, and will give the non-filing party reasonable opportunity to review and make comments with regard to such patent prosecution.  The non-filing party will provide the filing party with written responses of comments or concerns within a reasonable time prior to the filing party’s need to respond to any statutory deadlines, and the filing party will consider and work with the non-filing party to address such comments or concerns.

C.

All Illinois PIP and Joint PIP patent applications arising under this Agreement will be filed in the name(s) of the inventor(s) and will identify the inventor(s)’ assignee(s) as the owner(s).  For Illinois, such assignee designation is The Board of Trustees of the University of Illinois.

7.8

Program Material

A.

For purposes of this Agreement, "Program Material" shall mean all copyrighted works including computer software programs that are created by Illinois personnel or visiting Company employee(s), including works not funded by Company that are used in the performance of the Research Project and required to practice the results thereof (i.e., a subset of BIP), and new works that result from the performance of the Research Project (i.e., a subset of PIP).

B.

Unless subject to prior written agreement between the parties, all literary right, title and interest in Program Material, including ownership of copyright in such materials, shall vest exclusively in the author(s) (e.g., for scholarly publications) or the employer(s) of the author(s), according to the employer's policies.

C.

Unless otherwise specified by the parties in writing, Illinois hereby grants to Company a non-exclusive, non-transferable, royalty-free license to use Illinois-owned Program Material for Company's internal purposes, including the right to reproduce copies and to make derivative works (as defined in §101 of the U.S. Copyright Act of 1976, as amended).  Should Company elect to market or sublicense Program Material or a derivative work thereof, Illinois and Company agree to enter into negotiations for a royalty-bearing commercial license.  The terms of such license agreement, including the availability of exclusive or non-exclusive commercial license rights for Illinois-owned Program Material, shall be negotiated in good faith and set forth in a separate written agreement.

7.9

Illinois’ Reserved License Rights.   In all licenses granted to Company, Illinois reserves the right to use Illinois PIP and Joint PIP in connection with Illinois’ teaching, research and public service missions, including authorizing other entities to use such Illinois PIP and Joint PIP for academic and non-commercial research purposes.  Unless restricted during the term of Company’s exclusive option period [as specified in Section 7.5(B)] or unless subject to a subsequently executed exclusive commercial license agreement, Illinois also reserves the right to use Illinois PIP and Joint PIP for any purpose, including licensing Illinois PIP and Joint PIP to third parties, without any further obligation to Company (so long as such use does not disclose Company Confidential Information).

7.10

Government Rights.  When applicable, the Agreement and options and licenses granted to Company herein may be subject to all of the terms and conditions of Title 35 United States Code Part II, Chapter 18, Sections 200 through 204, and other applicable rights, conditions and limitations imposed by Government grants and/or contracts associated with research performed under the Research Project.  Illinois will inform Company of the rights of any Government agency when it provides Company with a disclosure of Illinois PIP or Joint PIP or when it identifies BIP.

8.0

 DISCLAIMER OF WARRANTIES AND LIMITATION AND RELEASE OF LIABILITIES

8.1

Disclaimer of Warranties.  ILLINOIS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ITS PERFORMANCE UNDER THIS AGREEMENT.  ILLINOIS DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, USE OR FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS WITH REGARD TO DATA, INTELLECTUAL PROPERTY AND/OR OTHER RESEARCH RESULTS PROVIDED BY ILLINOIS.

8.2

Limitation of Liability.  ILLINOIS SHALL NOT BE RESPONSIBLE OR LIABLE FOR INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL OR OTHER DAMAGES (INCLUDING LOST REVENUE, PROFITS, USE, DATA OR OTHER ECONOMIC LOSS OR DAMAGE) HOWEVER CAUSED AND REGARDLESS OF THEORY OF LIABILITY (WHETHER FOR BREACH OR IN TORT, INCLUDING NEGLIGENCE) ARISING FROM, RELATED TO, OR CONNECTED WITH COMPANY’S USE OF DATA, INTELLECTUAL PROPERTY AND/OR OTHER RESEARCH RESULTS PROVIDED BY ILLINOIS, EVEN IF ILLINOIS HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

8.3

Release from Liability.  Company agrees to release Illinois and its employees and agents from, and agrees to be responsible for, any and all costs, damages, and expenses, including attorney's fees, arising from any claims, damages, and liabilities asserted by third parties arising from, related to, or connected with Company’s use of data, intellectual property and/or other research results provided by Illinois.

9.0

TERMINATION

9.1

Termination Without Cause.  This Agreement may be terminated without cause by either party providing thirty (30) days advance written notice to the other party.

9.2

Termination for Default.  In the event that either party is in default of any of its material obligations under this Agreement and fails to remedy such default within sixty (60) days following receipt of written notice thereof, the party giving notice may, at its option and in addition to any other remedies which it may have at law or equity, terminate this Agreement by sending written notice of termination to the other party.   Any such termination will be effective as of the date of receipt of such written notice.

9.3

Financial Responsibilities in the Event of Termination.  If Company terminates this Agreement, Company will pay for all direct costs and all applicable facilities and administrative costs incurred, and for all non-cancelable obligations made before Illinois’ receipt of notice of termination, even though they may extend beyond the effective date of termination.  If Illinois terminates this Agreement, Company will pay Illinois for all direct costs and applicable facilities and administrative costs incurred up to and including the effective date of termination.

9.4

Continuing Rights and Obligations.  Termination will not affect the rights and obligations of the parties accrued prior to termination.

10.0

NOTICES

10.1

 Addresses.  Any notice given under this Agreement will be in writing and will be deemed given (a) when delivered personally; (b) when sent by confirmed facsimile; (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two (2) days after deposit with a commercial overnight carrier with confirmed verification of receipt.  All communications will be sent to the addresses set forth below or to such other address as may be designated by a party by giving written notice to the other party pursuant to this Section 10.1:

Illinois:

For matters related to the Sponsored Research Agreement:

University of Illinois

Attn.:  Director

OSPRA

1901 S. First St., Suite A

Champaign, IL  61820

Telephone:

(217) 333-2187

Fax:

(217) 333-2189

Illinois:  For matters related to intellectual property and licensing:

University of Illinois

Attn.:  Director

Office of Technology Management

319 Ceramics Building

105 South Goodwin Avenue

Urbana, IL  61801

Telephone:

(217) 333-7862

Fax:

(217) 265-5530

Company:

Sungen Energy, Inc.

Attn.: Terri DuMoulin, President

Suite 123 – 1628 West 1st Avenue

Vancouver, BC, V6J 1G1

Telephone: 604-736-9109

Fax:

11.0

GENERAL PROVISIONS

11.1

Relationship of the Parties.  Illinois will have sole control over the work performed by Illinois personnel under this Agreement.  Illinois’ relationship to the Company under this Agreement will be as an independent contractor and not as an agent, joint venture, or partner of Company.  Nothing in this Agreement will be construed as authorization for either party to act as agent for the other.

11.2

Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, U.S.A., without reference to its conflict of law provisions.

11.3

Entire Agreement.  This Agreement and the attachments hereto embody the entire understanding of the parties and will supersede all previous or contemporaneous communications, either verbal or written, between the parties relating to this Agreement.  No modification, alteration or amendment will be effective unless confirmed in a written agreement signed by an authorized representative of each party.   All terms and conditions of any documents, purchase orders, etc., issued by Company to facilitate payment hereunder are null and void, even though they may be issued after the signing of this Agreement.

11.4

Assignments.  This Agreement may not be assigned by either party without the prior written consent of the other, which consent will not be unreasonably withheld.

11.5

Force Majeure.  Each party will be relieved of its obligations hereunder to the extent that fulfillment of any such obligation is prevented by acts beyond the reasonable control of the party affected thereby.

11.6

Compliance with Laws.  Company and Illinois will comply with all United States (federal), state and local laws, regulations, rules, and orders applicable to performance of the Research Project and use of the research results thereof, including but without limitation to those laws applicable to recombinant DNA technology and export control.

11.7

Export Control Regulations.  Company acknowledges that export and/or re-export of technical data, laboratory prototypes, materials and other commodities (hereafter, “Controlled Commodities”) may be subject to export control laws and regulations of the United States (including the Arms Export Control Act and the Export Administration Act of 1979, as amended), and that such laws and regulations could preclude or delay communications between the parties of results from this investigation.  Illinois' obligations hereunder are contingent on compliance with such applicable laws and regulations.

11.8

Resolution of Disputes.  Illinois and Company agree that if any of the terms herein are subject to questions of intent or interpretation or if the parties identify other issues that are not addressed in this Agreement, the parties will enter into good faith negotiations to resolve any such issues.  Resolution of any such issues will be confirmed by a written amendment to this Agreement in accordance with Section 11.3.  If any dispute or difference cannot be settled amicably through negotiation, either party may terminate this Agreement in accordance with Article 9.0 (Termination).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date of last signature below.

THE BOARD OF TRUSTEES OF

THE UNIVERSITY OF ILLINOIS

SUNGEN ENERGY, INC.

/s/ Stephen K. Rugg

/s/ Terri DuMoulin

Stephen K. Rugg, Comptroller

Authorized Signature

Date:  August 25, 2006

Terri DuMoulin, President

Name and Title

ATTEST:

Date: August 1, 2006

/s/ Michele M. Thompson

Michele M. Thompson, Secretary

UNDERSTOOD AND AGREED:

/s/ Munir Nayfeh

Munir Nayfeh, Principal Investigator

Exhibit A: Statement of Work (Research Project)

Statement of Work

Power NanoWindows

I. Summary

The proposal aims at the integration of films of silicon nanoparticle material on glass substrates. With appropriate connections, the film may act as a nanosilicon photovoltaic solar cell that converts solar radiation to electrical energy. This configuration has future applications in glass windows in buildings, converting them to power nanoWindows without major changes in manufacturing infrastructure.

II. Background and motivation

Despite the overwhelming cost of fossil fuel, commercial photovoltaic solar cells account for less than 0.1% of the energy consumption in the US. This is partially due to the low conversion efficiency (~15%) and high installation cost of the current solar cell technology (~7$/W), far exceeding the generation of electricity from fossil fuel. In this context, semiconductor nonmaterial has promising applications in solar cell technology as they offer good photostability and conversion. However, to date, no significant advances have been achieved due either to size nonuniformity, low yield, or matrix inhomogeneity. Various methods exist for the production of Si nanoparticles, but most produce a wide size distribution. In addition, many methods, e.g. laser ablation, pyrolosis of gas, and ion beam deposition generally produce small quantities of particles, which cannot be readily integrated into subsequent processes and manufacturing scale up.

III. Innovation

Recent breakthrough research in our laboratory led to the synthesis of Si nanoparticles with commercial yield and novel characteristics that circumvent these difficulties (see Figs 1-3. We have the key discovery: Unlike pure Si, there exist magic sizes of H-capped Si nanoclusters. We homed in on a very efficient ex-situ electrochemical protocol that disperses Si into these discreetly sized Si nanoparticles (magic family) of high chemical, electronic, and photo quality (> 60% quantum efficiency). It provides control over the size, shape, and surface saturation, and film thickness or packing. The technology is protected by 18 patents in the US and Europe (10 issued). We recently presented a patent-pending technology that uses nanoSi to realize advanced energy devices with enhanced efficiency and functionality. The technology increases the efficiency of photovoltaic solar cells by more than 15% as well as prolongs the lifetime over current state-of-the-art.

[IMAGE DELETED]

IV. Proposed Research

In this proposal, we propose to integrate the patent-pending technology on glass substrates for future applications in glass windows in buildings without major changes in manufacturing infrastructure. However, fundamental challenges remain, among which is homing in on choice of metal (workfunction) versus nanoparticle size/bandgap to produce appropriate Shottky barrier diode-like rectification for photo-induced charge collection of positive as well as negative charge. We believe that the outcome of the research will also lead to novel cascade architecture which utilizes multiple layers of nanoparticles and metals and which can be implemented in silicon solar cells.

We will establish the proof-of-concept of a nano Si cell that consists of a glass plate.  Metal film or grid and buss lines will be laid down on the glass plate to collect the current. This will be covered with a film of closely packed nanoparticles, and topped by a thin layer of another metal or grid and buss lines for collection of the opposite charge. The film, electrically connected to the grid, forms a Schottky-type diode for charge collection. The type of metal used for the grid lines will be optimized VS the particle size/bandgap and to + or - charge collection. Because particles are identical, fast charge displacement, transport/collection occurs via resonant quantum tunneling. Efficient optoelectronic conversion requires that light absorption takes place in the depletion region of the Shottky junctions.

We now present a detailed plan of research showing the objectives and cost.

A. Proof of concept

i) Construct a power NanoWindow prototype (2 cm × 2 cm glass plate)

a) cut a 2 cm × 2 cm prototype glass window

b) coat the prototype with an ultrathin conducting coating (silver, aluminum, copper, tin, etc) to harness the electron charge. Metal films are transparent if they are thin (~ 10nm).

c) deposit an active 1 nm nanoparticle film on the metal coating

d) top the nanoparticles with an ultrathin conducting coating that is different form the material chosen for first layer (from ITO, aluminum, copper, tin, etc.) to harness the positive charge. ITO is a transparent material even for thick films.

e) complete the electronic circuit: connect the conducting films to bus lines and electronic measuring equipment

B) Test photovoltaic conversion in the prototype

a) measure open circuit voltage Voc and short circuit current Isc under light sources

b) measure efficiency at several sections of sunlight: UV, blue, green, red, etc.)

C) Material optimization

a)  optimize device (choice of type of conducting material for the top and bottom conducting layers

b) optimize device for 2.85 nm active film

D) Photovoltaic efficiency VS targeted transmission through window of 70%

a) target light transmission of 70% through the prototype

b) calculate the thickness of the conducting films

c) measure the light transmission of the prototype

d) optimize the thickness of the conducting layers

e) optimize the thickness of the nanoparticles film

E) Cost benefit engineering analysis

a) optimize the working efficiency versus the cost and light transmission for 1 nm particle films

b) optimize the prototype cost for films of other size nanoparticles

V. References

1. Observation of a magic discrete family of ultrabright Si nanoparticles, G. Belomoin and M. H. Nayfeh et. al, A.P.L. 80, 841 (2002)

2. Enhanced silicon solar cells in the UV and visible using silicon nanoparticles, M. Stupka, M. Alsalhi, T. Alsaud, A. Almuhanna, M. Nayfeh, submitted (May 2006) to IEEE PTL.

3. UV photodetectors with thin film Si nanoparticle active medium, M. Nayfeh, S. Rao, O. Nayfeh, A. Smith, J. Therrien, IEEE Transactions on Nanotechnology 4, 660 (2005);

4. M. Nayfeh et al., Family of Discretely Sized Silicon Nanoparticles and Method for Producing the Same": US Patent 6,743,406, issued on 6/1/04; US Patent 6,585,947, issued on 7/1/03 (method claims)

VI. Biography (Munir Nayfeh)

Education & Employment: B.S., Physics (American Univ. of Beirut, 1968); Ph.D., Physics (Stanford University, 1974); Postdoctoral and Research physicist (Oak Ridge National Lab. and Univ. of Kentucky 1974-1977); Lecturer and Research Associate (Yale University, 1977-1978); Professor of Physics (University of Illinois, 1979–Present)

Thesis Advisors: Professors Arthur Schawlow and Theodor Hansch, Stanford University

Synergistic Activities: IR 100; AT&T Award; Beckman Award, Energy 100American Men and Women of Science; Who's Who in Science & Technology; Who's Who in  Technology Today; Who's Who in Engineering; Leading consultants in Technology; Dictionary of International Biography; Men of Achievement

Recent Research Interest: Munir Nayfeh's present work concentrates at understanding the nature of Si nanocrystallites. We developed a process for converting bulk silicon crystals into ultra-small, nano-sized particles. The nanoparticles, which come in magic discrete sizes, the smallest of which is one billionth of a meter in diameter and contain about 30 silicon atoms, can be formed into colloids, crystals, films, and collimated beams for unique applications in the electronics, optoelectronics and biomedical industries. These nanoparticles have many useful properties that are unlike those of bulk silicon, including being a source of stimulated emission. Potential uses include single-electron electronics, semiconductor lasers and markers for biological materials

Fields of interests: Atomic excitation, resonance multiphoton ionization, collisions and laser spectroscopy; highly excited atoms, classical and quantum chaos, deposition on surfaces, scanning tunneling microscopy, nanolithography, nanoelectronics and technology, silicon nanoparticles, Si biosensors

Books 1.M. Nayfeh and M. Brussel, Electricity and Magnetism, John Wiley and Sons, New York (1985). 2. M. H. Nayfeh and C. Clark, eds.  Atomic Excitation and Recombination in External Fields, Harwood Academic Publishers, New York (1985). 3. K. Taylor, M. Nayfeh, and C. Clark, eds. Atomic Spectra and Collisions in External Fields, Plenum (1988). 4.C. Nicholaides, M. H. Nayfeh, and C. W. Clark, eds. Atoms in Strong Fields, Plenum (1989).

Selected Publications relevant  to the project

Observation of a magic discrete family of ultrabright Si nanoparticles, G. Belomoin, J. Therrien, A. Smith, S. Rao, S. Chaieb,  M. H. Nayfeh, Appl. Phys. Lett. 80, 841 (2002)

UV photodetectors with thin film Si nanoparticle active medium, M. Nayfeh, S. Rao, O. Nayfeh, A. Smith, J. Therrien, IEEE Transactions on Nanotechnology 4, 660 (2005)

Observation of strong direct-like oscillator strength in the photoluminescence of 1 nm silicon nanoparticles, A. Smith, Z. Yamani, J. Turner, S. Habbal, S. Granick, and M.H. Nayfeh, PRB 72, 205307 (2005)

Light-induced conductance resonance in ultrasmall Si nanoparticles, J. Therrien, G. Belomoin, and M. H. Nayfeh, Appl. Phys. Lett 77, 1668 (2000)

Cathodoluminescence of small silicon nanoparticles under electron-beam excitation, L. Abuhassan, M. Khanlary, P. Townsend, and M. H. Nayfeh, J. Appl. Phys 97, 104314 (2005);

Stimulated blue emission in reconstituted films of ultrasmall silicon nanoparticles, M. H. Nayfeh, N. Barry, J. Therrien, O. Akcakir, E. Gratton, and G. Belomoin, Appl. Phys. Lett. 78, 1131 (2001).

Observation of laser oscillation in aggregates of ultrasmall silicon nanoparticles, M. H. Nayfeh, S. Chaieb, S. Rao, N. Barry, J. Therrien, G. Belomoin, and A. Smith, Appl. Phys. Lett. 80, 121 (2002).

Effect of surface termination on the band gap of ultrabright Si29 nanoparticles: Experiments and computational models, G. Belomoin, E. Rogozhina, J. Therrien, P. V. Braun, L. Abuhassan, M. H. Nayfeh, L. Wagner, and L. Mitas, Phys. Rev. B 65, 193406 (2002)

Spatially selective electrochemical deposition of composite films of metal and luminescent Si nanoparticles, A Smith, G. Belomoin, M. H. Nayfeh, and T. Nayfeh, Chemical Physics Letters 372, 415-418 (2003)

Patents by Munir Nayfeh on synthesis and applications of Si nanoparticles:

1) “Si nanoparticle photovoltaic solar cell devices”, submitted Nov 21, 2005 (pending); 2) "Family of Discretely Sized Si Nanoparticles and Method for Producing the Same": US Patent 6,743,406, "Family of Discretely Sized Silicon Nanoparticles and Method for Producing the Same" issued on 6/1/04; 3)  "Si Nanoparticles and Method for Producing the Same": US Patent 6,585,947, "Silicon Nanoparticle and Method for Producing the Same" issued on 7/1/03 (method claims); 4) "Si Nanoparticles composition of matter US Patent 6,846,474, "Silicon Nanoparticle and Method for Producing the Same" issued on 1/25/05, composition of matter claims for the 1 nm (blue) particle, 5)  "Si Nanoparticle Stimulated Emission Devices" US Patent 6,597,496, "Silicon Nanoparticle Stimulated Emission Devices", issued on 7/22/03; 6)  "Elemental Si Nanoparticle Plating and Method for the Same": US Patent 6,660,152, "Elemental Silicon Nanoparticle Plating and Method for the Same", issued on 12/9/03; 7) "Si Nanoparticle-Based UV Photodiodes":  US Patent Application 10/374,683, "Coated Spherical Si Nanoparticle Thin Film UV Detector with UV Response and Method of Making", filed on 2/25/03. allowed.

Exhibit B:  Specification of Illinois Background Intellectual

Property (if applicable)

1)  UIUC Technology T99088, “Silicon Nanoparticles and Method for Producing the Same”:

a.       US Patent 6,585,947, “Silicon Nanoparticle and Method for Producing the Same” issued on 7/1/03 (method claims).

b.      US Patent 6,846,474, “Silicon Nanoparticle and Method for Producing the Same” issued on 1/25/05, composition of matter claims for the 1 nm (blue) particle.

c.       PCT Patent Application US00/41376, “Silicon Nanoparticle and Method for Producing the same”, filed on 10/20/00, expired on 4/20/03, and nationalized in: Canada Serial No. 2,388,815, European Regional Serial No. 00992225.3 [Granted (Allowed) on 2/5/06. Decision to pay grant fee of $4000 for initial phase due 7/15/06], and Japan Serial No. 2001-539786.

2)  UIUC Technology TF01054, “Family of Discretely Sized Silicon Nanoparticles and Method for Producing the Same”:

a.       US Patent 6,743,406, “Family of Discretely Sized Silicon Nanoparticles and Method for Producing the Same” issued on 6/1/04.

b.      US Patent 7,001,578, “Family of Discretely Sized Silicon Nanoparticles and Method for Producing the Same” issued on 2/21/06.

c.       PCT Patent Application US02/33457, “Family of Discretely Sized Silicon Nanoparticles and Method for Producing the Same”, filed on 10/18/02, expired on 5/21/04, and nationalized in: Canada Serial No. 2,461,974 and European Regional Serial No. 02803286.0.

3) UIUC Technology TF05100, “Silicon Nanoparticle Photovoltaic Solar Cell Devices”:

a.       US Provisional Patent Application 60/736,139, “Silicon Nanoparticle Photovoltaic Solar Cell Device”, filed on 11/20/05.